Exhibit 99.1

         Cherokee International Reports First Quarter Results

    TUSTIN, Calif.--(BUSINESS WIRE)--May 12, 2005--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced its financial results for the quarter ended March 31, 2005.
    Net sales for the first quarter of 2005 totaled $32.0 million, down 13% compared to $36.8 million for the first quarter of 2004. Net income for the first quarter of 2005 was $0.6 million, or $0.03 per diluted share, compared to net income of $2.2 million, or $0.20 per diluted share, for the first quarter a year ago.
    First quarter net sales reflect lower than expected demand from a number of datacom customers and the effect of transitioning certain programs to consignment hub arrangements. In addition, unexpected materials sourcing issues with certain vendors during March caused higher logistics costs and the rescheduling of some production from the first quarter to the second quarter.
    Gross margin for the first quarter of 23.9% declined from both the year-ago quarter and the fourth quarter of 2004, primarily due to a change in revenue mix combined with lower absorption of overhead costs resulting from the decreased sales. Operating expenses for the quarter reflect significantly higher professional fees for Sarbanes-Oxley compliance and audit related services.
    Results for the first quarter include a gain from insurance proceeds of $2.5 million related to a fire in January 2004 at the Company's operation in Europe.
    "While our operating results for the quarter were impacted by weaker than expected market conditions in our industry, incoming orders have steadily improved," commented Jeffrey M. Frank, Cherokee's chief executive officer. "Our first quarter bookings totaled $38.0 million, generating a positive book-to-bill ratio of 1.19. In addition, design win activity during the quarter yielded a number of major new programs that should contribute meaningful revenues in 2006 and beyond. Our financial position remains strong, with available cash and borrowing capacity under our credit lines to support our growth plans."
    Looking ahead to the second quarter, the Company expects net sales to decline slightly from the first quarter due to anticipated softness in the telecom market segment. The Company is also experiencing delays from some customers in the start up of new programs originally scheduled for production in the second and third quarters of this year. While sales are expected to improve during the second half of 2005 compared to the first half, the rate of increase may not be as strong as previously anticipated due to the factors mentioned above.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's Web site at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's Web site immediately following the call.
    Investors who prefer to dial into the conference may call
800.260.8140 or 617.614.3672 for International callers. The passcode for both is 22850532. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888.286.8010, and 617.801.6888 for International callers. The passcode for the telephone replay is 75859131. The telephone replay will be available through May 19, 2005.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                                                  Three Months Ended
                                                  March 31,  March 31,
                                                    2005       2004

Net sales                                          $32,010    $36,832
Cost of sales                                       24,368     24,909
     Gross profit                                    7,642     11,923
Operating Expenses:
     Engineering and development                     2,356      2,331
     Selling and marketing                           1,962      1,830
     General and administrative                      3,220      2,087
     Total operating expenses                        7,538      6,248
     Operating income                                  104      5,675

Interest expense                                      (694)    (3,081)
Gain from insurance proceeds                         2,490          -
Other income (expense), net                            (27)        (3)
Income before income taxes                           1,873      2,591
Provision for income taxes                           1,248        431
Net income                                            $625     $2,160

Net income per share:
     Basic                                           $0.03      $0.23
     Diluted                                         $0.03      $0.20

Weighted average shares outstanding:
     Basic                                          19,206      9,299
     Diluted                                        19,408     15,931


                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                                    March 31, Dec. 31,
                                                      2005      2004
 ASSETS

 Current Assets:
 Cash and short-term investments                     $21,284  $18,763
 Accounts receivable, net                             25,529   27,929
 Inventories, net                                     28,333   28,278
 Prepaid expenses and other current assets             1,719    2,056
     Total current assets                             76,865   77,026

 Property and equipment, net                          15,067   15,028
 Goodwill and other assets, net                        7,984    7,758
                                                     $99,916  $99,812

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities            $27,251  $26,782
     Total current liabilities                        27,251   26,782

 Long-term debt, net of current portion               46,630   46,630
 Other long-term obligations                           4,222    4,266
 Stockholders' equity                                 21,813   22,134
                                                     $99,916  $99,812

    CONTACT: Cherokee International Corporation
             Van Holland, 714-508-2043
             van.holland@cherokeepwr.com
             or
             Investor Relations, 714-508-2088
             info@cherokeepwr.com